Exhibit 10.13
Douglas Emmett Management, LLC 808 Wilshire Boulevard, 2nd Floor Santa Monica, California 90401 Telephone 310.255.7777 Facsimile 310.255.7778

May 26, 2017
VIA CERTIFIED MAIL
Mr. David Feldman
ZipRecruiter, Inc.
401 Wilshire Boulevard, Suite 1100
Santa Monica, California 90401
Re:    First Amendment to Office Lease
401 Wilshire Boulevard, Suite 350
Santa Monica, California 90401
Dear Mr. Feldman:
We are pleased we were able to accommodate your expansion requirements at 401 Wilshire. Enclosed for your records is one (1) fully executed First Amendment to Office Lease dated May 23, 2017 by and between Douglas Emmett 1995, LLC, a Delaware limited liability company and ZipRecruiter, Inc., a Delaware corporation.
If there is anything else we can do to assist you at this time, please do not hesitate to contact your property manager, Susan Stavis at (310) 451-1796. We look forward to your continued occupancy at 401 Wilshire.

Sincerely,

/s/ Andrew B. Goodman

Andrew B. Goodman
Senior Vice President

ABG:awh

Enclosure

cc:	Susan Stavis
Andrew Sayer
Bob Zelken
David Toomey, Cresa Los Angeles

FIRST AMENDMENT TO OFFICE LEASE
This First Amendment to Office Lease (this “First Amendment”), dated May 23, 2017, is made by and between DOUGLAS EMMETT 1995, LLC, a Delaware limited liability company (“Landlord”), with offices at 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, and ZIPRECRUITER, INC., a Delaware corporation (“Tenant”), with offices at 401 Wilshire Boulevard, Suite 1100, Santa Monica, California 90401.
WHEREAS,
A.    Landlord and Tenant are parties to that certain Office Lease dated May 16, 2014 (the “Original Lease”), as amended by that certain option exercise letter dated August 11, 2015 (the “OE Letter”), covering space in the property located at 401 Wilshire Boulevard, Santa Monica, California 90401 (the “Building”), commonly known as Suite 1100 (the “Existing Premises”);
B.    The Extended Term (as defined in Article 22 of the Original Lease) expires on July 31, 2018 (the “Termination Date”);
C.    Tenant wishes to expand its occupancy within the Building to include that portion of the third (3rd) floor commonly known as Suite 350 (which contains 9,562 rentable square feet [7,529 usable square feet] and shall be hereinafter referred to as the “Expansion Space”), as shown on Exhibit A attached hereto and made a part hereof, which expansion Landlord has conditionally permitted, contingent upon Tenant’s acceptance of and compliance with the provisions of this First Amendment; and
D.    Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Original Lease, as amended.
NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:
1.    Confirmation of Defined Terms. Unless modified herein, all terms previously defined and capitalized in the Original Lease, as amended, shall hold the same meaning for the purposes of this First Amendment. The Original Lease, as modified by the OE Letter and this First Amendment, shall hereinafter be referred to as the “Lease.”
2.    Expansion Date and Expansion Term. The term of the lease by Tenant of the Expansion Space (the “Expansion Term”) shall commence on the earlier of the date that is (i) thirty (30) days following the Delivery Date (as defined below) or (ii) the date Tenant commences normal business operations from the Expansion Space (the “Expansion Date”), and shall expire, unless otherwise sooner terminated pursuant to the terms of the Lease, on the Termination Date. Landlord shall deliver the Expansion Space to Tenant on the first day following the date Landlord substantially completes the Improvements (as defined in Section 9.1 of this First Amendment) (the “Delivery Date”). The anticipated Delivery Date is the date that is ten (10) days following the full execution of this First Amendment. In the event of any Tenant

Delay (as such term is defined in Exhibit B), in addition to any other remedies available to Landlord under the Lease or applicable law, the Delivery Date shall deemed to be the next day after the date the Improvements (as defined in Section 9.1 of this First Amendment) would have been substantially completed had no such Tenant Delay occurred. “Tenant Delay” shall mean any delay in the construction of the Improvements caused by any act, omission, delay or default by Tenant or any Tenant Party, including, without limitation, the failure of Tenant or Tenant Party to comply with any schedule or other provision of this First Amendment (including, without limitation, Section 9.1) requiring Tenant or any Tenant Party to respond to, review, authorize or approve any matter, or perform an obligation within a certain time period. A Tenant Delay shall also be assessed in the event any component of the Improvements or any Tenant change order is not Building standard, or is not customary for a normal office build out and, as a result, the same requires a longer lead time for ordering materials or a longer construction period. However, notwithstanding the foregoing, no Tenant Delay shall be deemed to commence until Landlord gives Tenant written notice of the claimed Tenant Delay and the reasons therefor, and Tenant fails to take the requested corrective action to eliminate or avoid the Tenant Delay within two (2) business days after receipt of Landlord’s written notice. Landlord and Tenant shall promptly execute an amendment to the Lease (the “Memorandum”) confirming the finalized Expansion Date and Expansion Term as soon as they are determined. Tenant shall execute the Memorandum and return it to Landlord within five (5) business days after receipt of a factually correct Memorandum. Failure of Tenant to timely execute and deliver the Memorandum shall constitute an acknowledgement by Tenant that the statements included in such Memorandum are true and correct, without exception.
Tenant’s access to the Expansion Space from and after the Delivery Date and prior to the Commencement Date (the “Access Period”) shall be permitted solely for the purpose of installing Tenant’s furniture, fixtures and equipment, computer and telephone cabling and any Landlord-approved alterations or improvements. Provided Tenant’s access to the Expansion Space is for the purposes herein stated and not for the conduct of its business in the Expansion Space, then such access shall not serve to accelerate the Expansion Date, it being expressly understood and agreed that Tenant’s fixturizing the Expansion Space and installing cabling and making any Landlord-approved alterations or improvements shall not be deemed Tenant’s conduct of normal business operations for purposes of this Section 2. During the Access Period, if any, Tenant shall be subject to Landlord’s reasonable administrative control and supervision and Tenant shall comply with all of the provisions and covenants contained in the Lease, except that Tenant shall not be obligated to pay Fixed Monthly Rent for the Expansion Space until the Expansion Date, subject to the express provisions of the last paragraph of Section 4 of this First Amendment.
For purposes of this First Amendment, substantial completion shall be defined as that point in the construction process when the Improvements have been completed in such a manner that Tenant could, if it took possession of the Expansion Space, have lawful occupancy and conduct normal business operations in the Expansion Space, but for minor punch-list items that do not materially impair Tenant’s normal business operations and can be and are corrected within five (5) business days thereafter.

Tenant’s taking possession of the Expansion Space and/or commencing Tenant’s normal business operations in the Expansion Space shall be deemed conclusive evidence that, as of the Expansion Date:
a)    Landlord has substantially completed the Improvements contemplated hereunder, except for any minor punch-list items that do not materially impair Tenant’s normal business operations and can be and are corrected within five (5) business days thereafter; and
b)    the Expansion Space is in good order and repair, subject to Landlord’s warranties set forth below in Section 9 below.
If for any reason (including any Tenant Delay or Landlord’s inability to complete the Improvements called for hereunder) Landlord is unable to deliver possession of the Expansion Space to Tenant with the Improvements substantially complete on the anticipated Delivery Date, this First Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any damage resulting from Landlord’s inability to deliver such possession. However, Tenant shall not be obligated to pay the Fixed Monthly Rent or Additional Rent that Tenant is required to pay for the Expansion Space pursuant to this First Amendment until the Expansion Date, subject to the express provisions of the last paragraph of Section 4 of this First Amendment. Except for such delay in the commencement of Rent and the extension of the 12-month Additional Rent abatement period (but subject to any acceleration of the Expansion Date as a result of any Tenant Delay), Landlord’s failure to give possession on the anticipated Expansion Date shall in no way affect Tenant’s obligations hereunder.
If possession of the Expansion Space with the Improvements substantially complete is not tendered by Landlord within sixty (60) days after the anticipated Expansion Date, then, subject to any Tenant Delay, Tenant shall have the right to terminate this First Amendment by giving written notice to Landlord within ten (10) days after such failure. Landlord shall have fifteen (15) days after receipt of such notice to cure such failure and, if Landlord has not cured the matter within such time period (subject to any Tenant Delay), this First Amendment shall terminate upon a second (2nd) written notice from Tenant after such failure to cure and Landlord shall promptly refund to Tenant the prepaid Fixed Monthly Rent and incremental Security Deposit previously paid by Tenant to Landlord pursuant to this First Amendment. If such second written notice of termination is not so given by Tenant within said fifteen (15) day time period, then this First Amendment shall continue in full force and effect.
3.    Expansion of Premises. As of the Expansion Date, (i) the Usable Area of the Premises shall increase from 15,277 square feet to 22,806 square feet and the Rentable Area of the Premises shall increase from 16,893 square feet to 26,455 square feet, and (ii) the definition of the Premises shall be revised to include both the Existing Premises and the Expansion Space, and wherever in the Lease the word “Premises” is found, it shall thereafter refer to both the Existing Premises and the Expansion Space together, as if the same had been originally included in said Lease.
Landlord engaged an independent third-party space plan audit firm to measure the Usable Area of the Expansion Space using the 2010 ANSI/BOMA Standard published collectively by the American National Standards Institute and the Building Owners’ and Managers’ Association (“ANSI/BOMA Standard”) as a guideline. Based upon such measurement Landlord has been advised that the accurate Usable Area of the Expansion Space is approximately 7,529 square feet. Based on Landlord’s deemed load factor as indicated herein below, the Rentable Area of the Expansion Space is hereby agreed to be approximately 9,562 square feet.
Landlord and Tenant agree that Landlord is utilizing an add-on factor of 27.00% to compute the Rentable Area of the Expansion Space. Rentable Area herein is calculated as 1.2700 times the estimated Usable Area, regardless of what the actual square footage of the common areas of the Building may be, and whether or not they are more or less than 27.00% of the total estimated Usable Area of the Building. The purpose of this calculation is solely to provide a general basis for comparison and pricing of this space in relation to other spaces in the market area.
4.    Fixed Monthly Rent - Expansion Space. The Fixed Monthly Rent payable for the Expansion Space shall be as follows:

Period	Fixed Monthly Rent**
The Expansion Date through the last calendar day of the twelfth (12th) full calendar month following the Expansion Date	$59,762.50
The first calendar day of the thirteenth (13th) full calendar month following the Expansion Date through the Termination Date ** to be prorated for any partial calendar month based on the actual number of days in said calendar month	$62,153.00
Concurrent with Tenant’s execution and delivery to Landlord of this First Amendment, Tenant shall pay to Landlord the Fixed Monthly Rent due for the first month of the Expansion Term. All payments of Fixed Monthly Rent shall be made in immediately available funds.
5.    Security Deposit. Landlord acknowledges that it currently holds the sum of $73,949.11 as a Security Deposit under the Lease, which amount Landlord shall continue to hold throughout the Expansion Term, unless otherwise applied pursuant to the provisions of the Lease. Concurrent with Tenant’s execution and tendering to Landlord of this First Amendment, Tenant shall tender the sum of $62,153.00, which amount Landlord shall add to the Security Deposit already held by Landlord, so that thereafter, throughout the Expansion Term, provided the same is not otherwise applied pursuant to the provisions of the Lease, Landlord shall hold a total of $136,102.11 as a Security Deposit on behalf of Tenant.
Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, or to repair damage caused by Tenant, it being agreed that Landlord may, in addition, claim those sums specified in Article 18 of the Original Lease, and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of the Lease or the acts or omission of Tenant or any Tenant Party. As used in the Lease a “Tenant Party” shall mean Tenant, any employee of Tenant, or any agent, authorized representative, design consultant or construction manager engaged by or under the control of Tenant.
6.    Base Year. As of the Expansion Date, the Base Year, solely as it relates to the Expansion Space, shall be calendar year 2017.
7.    Tenant’s Share for Expansion Space. As of the Expansion Date, Tenant’s Share, solely as it relates to the Expansion Space, shall be 3.85%, which is calculated by dividing the number of usable square feet contained in the Premises (7,529) by the current number of usable square feet contained in the Building (195,560). Notwithstanding any contrary provision of the Lease, Tenant shall not be obligated to pay any portion of Tenant’s Share of increases in Operating Expenses over the Base Year of 2017 with respect to the Expansion Space during the first twelve (12) months of the Expansion Term.
8.    Parking. As of the Expansion Date and due to Tenant’s rental of the Expansion Space (and in addition to the parking permits that Tenant is presently renting from Landlord in connection with Tenant’s rental of the Existing Premises), Tenant shall have (i) the obligation to purchase twenty (20) tandem-reserved parking permits (i.e. 10 two-car spaces) on a “must-take” basis, and (ii) the right, but not the obligation, to purchase up to nine (9) single unreserved parking permits. The rates chargeable to Tenant for each category of parking permit shall be at the posted monthly parking rates and charges then in effect, plus any and all applicable taxes (which rates are currently $210.00 for single-unreserved, $270.00 for single-reserved, and $180.00 for tandem-reserved (i.e., $360.00 per two-car space), provided that such rates may be changed from time to time, in Landlord’s sole discretion. All other terms of Tenant’s parking rights and obligations shall be as provided in Article 21 of the Original Lease, as supplemented by the Building rules and regulations specified in Exhibit C attached to and made a part of the Original Lease.
In addition to the above, Tenant may lease additional parking spaces at the Building at the then prevailing rates, subject to availability, on a month-to-month basis.
9.    Acceptance of Premises. Tenant acknowledges that to the best of Tenant’s knowledge, as of the date hereof, it has no claim against Landlord in connection with the Existing Premises or the Lease. Landlord acknowledges that to the best of Landlord’s knowledge, as of the date hereof, it has no claim against Tenant in connection with the Existing Premises or the Lease. Tenant has made its own inspection of and inquiries regarding the Expansion Space, which is already improved. Therefore, except for the Improvements (as defined in Section 9.1 below) to be performed by Landlord in the Expansion Space, Tenant accepts the Expansion Space in its “as-is” condition, subject to Landlord’s maintenance and repair obligations under the Lease and those latent defects of which Tenant notifies Landlord within twelve (12) months following the

Expansion Date. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Expansion Space or the Building for the purposes intended by Tenant. Notwithstanding the foregoing, Landlord hereby represents that as of the Expansion Date, (i) the systems serving the Expansion Space (lighting, electricity, HVAC, fire/life-safety, plumbing, etc.) shall be in good working order and repair and (ii) there shall be no asbestos-containing materials or other hazardous or toxic substances or materials in the Expansion Space. In addition, Landlord further represents that to the best of Landlord’s knowledge (without any independent inquiry), as of the date hereof, the Expansion Space is in compliance with all applicable building code and other governmental requirements (including without limitation applicable requirements of the Americans With Disabilities Act).
9.1    Improvements. Prior to the Delivery Date, Landlord shall, at Landlord’s sole cost and expense, and using Building standard materials, perform the following improvements in the Expansion Space (collectively, the “Improvements”):
a)    Repaint the interior walls of the Expansion Space that were previously painted, using a maximum of two coats of paint, in a single color that is reasonably acceptable to Tenant;
b)    Remove the graphics from all existing glass partitions within the Expansion Space; and
c)    Steam clean or shampoo and spot-clean the carpeting.
Tenant shall provide Landlord with Tenant’s selection of color finishes for paint on or before May 30, 2017.
10.    FF & E Reimbursement Allowance. Landlord shall, within thirty (30) days following Landlord’s receipt of true and correct invoices marked “Paid”, reimburse Tenant up to $1.50 per usable square foot contained in the Expansion Space for costs incurred by Tenant for furniture, fixtures and equipment (including low voltage cabling) to be used in the Expansion Space (which is equal to $11,293.50 and shall be hereinafter referred to as the “FF & E Reimbursement Allowance”). Landlord and Tenant expressly acknowledge and agree that Landlord shall have no obligation to disburse any unused portion of the FF & E Reimbursement Allowance that has not been requested by Tenant by December 31, 2017. All such furniture, fixtures and equipment shall belong to Tenant at the expiration of the Expansion Term.
11.    Warranty of Authority. If Landlord or Tenant signs as a corporation or limited liability company or a partnership, each of the persons executing this First Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this First Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

12.    Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this First Amendment other than Douglas Emmett Management, Inc. and Cresa Los Angeles. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the brokers listed above created by Tenant’s execution of this First Amendment.
13.    Confidentiality. Landlord and Tenant agree that the covenants and provisions of this First Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant’s or Landlord’s counsel-of-record or leasing or sub-leasing broker of record.
14.    Governing Law. The provisions of this First Amendment shall be governed by the laws of the State of California.
15.    Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Expansion Space, and supersedes any and all agreements written or oral between the parties hereto. Furthermore, except as modified herein, all other covenant and provisions of the lease shall remain unmodified and in full force and effect.
16.    Civil Code Section 1938 Disclosure. Pursuant to Civil Code Section 1938, Landlord hereby discloses that neither the Existing Premises nor the Expansion Space have undergone an inspection by a Certified Access Specialist (“CASp”) to determine whether the Existing Premises or the Expansion Space meets all applicable construction-related accessibility standards. A CASp can inspect the subject premises and determine whether the subject premises comply with all the applicable construction-related accessibility standard under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.
17.    Submission of Document. The submission of this First Amendment to Tenant shall be for examination purposes only, and does not constitute a reservation of or an option for Tenant to lease, or otherwise create any interest by Tenant in the Expansion Space or any other offices or space situated in the Building. Regardless of whether or not (a) Landlord has delivered to Tenant an unexecuted draft or final version of this First Amendment for Tenant’s review and/or signature, (b) this First Amendment has been executed by Tenant only and delivered to Landlord for its review and signature, and/or (c) Tenant has made payments of rent and/or security deposit to Landlord pursuant to this First Amendment it is understood and agreed that no contractual or other rights shall exist between Landlord and Tenant with respect to the Premises nor shall this First Amendment be valid binding on the parties and/or in effect unless and until this First

Amendment has been fully executed by Landlord and Tenant and such fully-executed First Amendment has been delivered to tenant.
18.    Digital Counterparts. This First Amendment may be executed in several counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall constitute one and the same agreement. The parties agree that a digital image of this First Amendment as fully-executed (such as in a portable document format (.pdf)) when sent to the email address of Tenant, its broker (if any), its attorney (if any), or its authorized agent (if any) shall be deemed delivery of a true and correct original of this First Amendment, and such digital image of this First Amendment shall be admissible as best evidence for the purposes of state law, Federal Rule of Evidence 1002, and the like statutes and regulations.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective as of the later of the date(s) written below.

LANDLORD:			TENANT:

DOUGLAS EMMETT 1995, LLC, a Delaware limited liability company			ZIPRECRUITER, INC., a Delaware corporation

By:	Douglas Emmett Management, Inc.,		By:	/s/ David Feldman
	Delaware corporation, its Manager		Name:	David Feldman
			Title:	Chief Business Officer
	By:	/s/ Andrew B. Goodman	Dated:	23 May 2017
Andrew B. Goodman
		Senior Vice President	By:
Name:
	Dated:	5/30/17	Title:
Dated:

EXHIBIT A
EXPANSION SPACE PLAN
Suite 350 at 401 Wilshire Boulevard, Santa Monica, California 90401
Rentable Area: approximately 9,562 square feet
Usable Area: approximately 7,529 square feet
(Measured pursuant to the provisions of Section 3 of this First Amendment)